[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 10.9

RESELLER AGREEMENT

This RESELLER AGREEMENT (as the same may be amended, modified or supplemented from time to time, this “Agreement”) is signed on or about July 20, 2015, to be effective as of 1:00 AM Central Daylight Time on August 1, 2015 (the “Effective Date”), by and between SecureWorks, Inc., for itself and its Subsidiaries (“Spyglass”), and Dell Inc., for itself and its Subsidiaries other than Spyglass and its Subsidiaries (“Dell” or “Reseller”). Reseller and Spyglass are each referred to herein as a “Party” and are collectively referred to herein as the “Parties.” “Subsidiary” means, with respect to any party (the “parent”), (a) any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as (b) any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent.

BACKGROUND

Spyglass is in the business of marketing, selling and supporting information security services.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Appointment; Limitations; Relationship of the Parties.

1.1 Appointment; Services.

1.1.1 Services. Subject to the terms and conditions in this Agreement, Spyglass appoints Reseller to act during the Term (as defined below) as a non-exclusive reseller authorized to market, resell and support the MSS services (“MSS Services”) and professional services (“Professional Services”), including but not limited to those Services set forth in Schedule A (collectively, the MSS Services and the Professional Services, the “Services”), to Reseller’s clients and distributors (collectively, the “Clients”) whose end users (i) are located outside the U.S., U.K., France, Romania, Australia, India and Japan (the “Non-LE Countries”), (ii) are public and/or educational institutions located within the U.S., or (iii) the parties agree can receive Services from Dell under this Agreement (the “Territory”), and Reseller accepts such appointment. Spyglass will invoice Reseller an amount equal to Reseller’s Services-related invoiced revenue, net of credit memos, less [***] percent. Spyglass will notify Reseller of any new products or services made generally available by Spyglass from time to time at which time Reseller and Spyglass may include such new product or service as a Service for purposes of this Agreement. Reseller shall perform its obligations in accordance with the terms and conditions of this Agreement and market the Services in compliance with all applicable laws, regulations and ordinances. At any time and in its sole discretion, Spyglass may decide to remove any country from the Territory definition (each such country, a “Removed Country”) upon thirty (30) days’ prior written notice to Reseller (the date on which such notice period expires, the “Removal Date”). After the Removal Date, other than with respect to Existing Clients, Reseller may not market or resell Services in or to the Removed Country. With respect to any Client within the Removed Country that exists on the Removal Date (each an “Existing Client”), Reseller will use commercially reasonable efforts to assign the Existing Client’s Client Agreement to Spyglass; provided, however, if such assignment would cause an unreasonable disruption to the Existing Client’s business, Reseller will continue to service the Existing Client until the expiration or termination of the Existing Client’s then-current term. For the avoidance of doubt, unless the parties otherwise agree in writing, Reseller will not renew any Client Agreement of an Existing Client.

1.2 No Restrictions on Spyglass Activities. Reseller acknowledges that its appointment under this Agreement is non-exclusive and nothing in this Agreement shall limit in any manner Spyglass’ marketing, distribution or sales activities or its rights to market, distribute or sell, directly or indirectly, or appoint any other person or company as a dealer, distributor, reseller, licensee or agent for the MSS Services or Professional Services, within or outside the Territory.

1.3 Non-Exclusive. Each Party may directly or indirectly (through resellers or otherwise) market, sell, offer or provide any of its respective products or services to any client of the other Party in the Territory during or after the Term.

1.4 Order Submission. Reseller shall provide Spyglass with a service order signed by Reseller. Specifically, each service order will set forth the name of each Client, Client’s address inclusive of postal code and the applicable Products (as defined below) purchased. Reseller shall submit each service order on the designated Spyglass form. Spyglass shall treat the information included in a service order as confidential information. Spyglass will promptly notify Reseller if any service order cannot be processed due to incomplete information; orders containing incomplete information shall not be processed until completed. All orders are subject to acceptance by Spyglass.

2. License Grant; Restrictions.

2.1 License Grant. Subject to the terms and conditions of this Agreement, Spyglass grants to Reseller during the Term the non-exclusive, nontransferable, revocable right and license to: (i) sublicense the MSS Services together with all related software (“Software”) and documentation (“Documentation”) directly to the Clients in the Territory that purchase MSS Services from Reseller; (ii) display and use the Software and Documentation for the purpose of demonstrating the MSS Services and providing Support (as defined below) services to Clients as contemplated under this Agreement; and (iii) use the Spyglass Marks (as defined below) solely in connection with reselling the Products (as defined below). Except for equipment purchased by Client, Reseller will cause Client to return to Spyglass any equipment or hardware provided by Spyglass, on behalf of Reseller, to Clients (“Equipment” and collectively, with the Software, MSS Services, Professional Services and Documentation, the “Products”) upon the expiration or termination of the applicable Client Agreement (as defined below). If Client does not return such Equipment, Reseller will be responsible for the then-current replacement costs of such Equipment.

2.2 License Restrictions. Reseller shall not, for itself, any affiliate of Reseller or any third party: (i) sell, sublicense, assign, or transfer the Software, Equipment or any Documentation, except as permitted under this Agreement; (ii) decompile, disassemble, or reverse engineer any Equipment, Software or Product; (iii) copy any Software or Product except as expressly permitted hereunder; or (iv) remove from any Equipment, Software or Product any language or designation indicating the confidential nature thereof or the proprietary rights of Spyglass or its suppliers in such items. In addition, Reseller will not, and will not permit any Client to: (I) use any Product to operate in or as a time-sharing, outsourcing, service bureau, hosting, application service provider or managed service provider environment; (II) alter or duplicate any aspect of any Product, except as expressly permitted under this Agreement; or (III) assign, transfer, distribute, or otherwise provide access to any of the Software, Equipment, Documentation or Products to any third party or otherwise use any Product with or for the benefit of any third party (in each case, other than by Reseller to a Client).

2.3 Software and Services. Other than with respect to sold Equipment, as between Spyglass and Reseller or any Client, Spyglass shall own all right, title and interest in and to the Products. Reseller acknowledges that the Products constitute proprietary information and trade secrets which are the sole and exclusive property of Spyglass or its licensors and that the Products are or may be protected by patent, copyright, trade secret and/or similar laws and certain international treaty provisions. This Agreement does not transfer or convey to Reseller or any Client or third party any right, title or interest in or to the Products or any associated intellectual property rights, but only a limited right of use revocable in accordance with the terms of this Agreement.

3. Marketing Obligations.

3.1 Client Terms and Conditions. All sales of the Services by Reseller to Clients will be subject to the execution and delivery by each Client of a valid and binding written agreement between Reseller and a Client (each, a “Client Agreement”) containing, at a minimum, terms and conditions substantially similar to Spyglass’s Master Services Agreement or Reseller’s Security Services Schedule (the agreement or schedule, as

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

applicable, the “Flow Through Terms”). Reseller agrees to deliver a copy of the Client Agreement to Spyglass prior to delivery of the Services. The Parties agree that there shall be no cross warranties, liabilities or obligations established with or for any Client, and each Party shall be solely accountable for any warranties, liabilities or obligations it establishes, incurs or undertakes with any Client. Except as otherwise set forth in the Client Agreement, Reseller, without the express written approval of Spyglass, will not make any representations, warranties or statements regarding the Services or as to quality, merchantability, compatibility, fitness, non-infringement or other matter, other than those contained in the sales and marketing literature and promotional materials that may be provided to Reseller by Spyglass. Notwithstanding anything herein to the contrary, Spyglass reserves the right to refuse to provide Services to any Client if Spyglass determines in its reasonable discretion that such Client is inappropriate or unacceptable, or (b) the terms and conditions in the Client Agreement or proposed by Reseller or Client are inappropriate or unacceptable. Spyglass will provide prompt notice to Reseller of such refusal to provide Services to a Client.

3.2 Work on Client Premises. If and to the extent that the MSS Services require Spyglass to be present at the Client’s and/or Reseller’s premises, Spyglass shall communicate the same and Reseller shall reimburse Spyglass for all reasonable, actual out-of-pocket expenses, including but not limited to shipping, travel expense, hotel and meals, incurred in connection with the implementation, performance or delivery of the MSS Services.

3.3 Client Agreements. Promptly following execution of a Client Agreement by the Client and Reseller, Reseller will send Spyglass a copy of such Client Agreement. Reseller will be responsible for invoicing and collecting amounts due from Clients.

4. Client Support. Reseller and Spyglass agree as follows:

4.1 Required Notice to Reseller. Spyglass will use commercially reasonable efforts to keep Reseller apprised of any material change to the functionality or performance of the Services.

4.2 Support. Spyglass will be the primary point of contact for Clients with respect to questions and problems regarding any installation services performed by Spyglass. In addition, Reseller will reasonably attempt to troubleshoot requests and inquiries from Clients regarding the Services. However, Spyglass will be the primary point of contact for Clients with respect to questions and problems regarding ongoing maintenance and support for the Services (“Support”).

5. Marks and Usage Restrictions. Either Party’s use, display or reference to the other Party’s proprietary indicia, trademarks, service marks, trade names, logos, symbols and/or brand names (collectively “Marks”) will be subject to the advance written approval of that Party and will be limited to the approved uses. Neither Party may remove, destroy or alter the other Party’s Marks. Each Party agrees that it will not challenge or assist others to challenge the rights of the other Party or its suppliers or licensors in the Marks or the registration of the Marks, or attempt to register any trademarks, service marks, trade names, logos, symbols, brand names or other proprietary indicia confusingly similar to the Marks of the other Party. Each Party will retain the sole and absolute right to control its Marks and use thereof. Neither Party grants any rights in the Marks or in any other trademark, trade name, service mark, business name or goodwill of the other except as expressly permitted hereunder or by separate written agreement of the Parties.

6. Taxes. The fees for Services are net of any applicable taxes and surcharges. As between Spyglass and Reseller, Reseller will be responsible for and will pay any taxes, arising in any jurisdiction, including without limitation, sales, use, excise, gross receipts, value added, access, bypass, franchise, telecommunications, consumption, or other taxes, fees, duties, charges or surcharges, however designated, imposed on or based on the provision, sale or use of the Services, excluding taxes imposed on the net income or property of Spyglass.

7. Payment Terms.

7.1 Payment Terms. Spyglass will invoice Reseller on a monthly basis for fees related to the Services and one-time fees for installation, shipping and activation of Equipment (on the first monthly invoice

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

only) provided under this Agreement. Reseller will pay amounts due hereunder within thirty (30) days from the date of the invoice. Amounts not paid when due will be subject to late fees from the due date of such invoice equal to the greater of 1.5% per month or the maximum amount permitted under applicable law.

7.2 Reporting and Accounting. Reseller will maintain accurate sales and records regarding sales of the Services to Clients and payments received for the Services. Spyglass will have the right, during the Term, to reasonably inspect Reseller’s records for the Services and will have the right to review and audit Reseller’s records to confirm the information provided by Reseller to Spyglass, and to confirm that Reseller is otherwise in compliance with the terms of this Agreement. Spyglass will give reasonable notice for any such inspection and will conduct such audit during normal business hours. Any such review and/or audit will be conducted in a manner designed to avoid disrupting Reseller’s normal business operations. If, as a result of such audit, Spyglass determines that Reseller has underpaid Spyglass, Spyglass will notify Reseller of the amount of such underpayment and Reseller will promptly pay to Spyglass the amount of the underpayment, plus interest calculated at rate of one and one-half percent (1.5%) per month from the date of receipt by Reseller of the underpaid amount until the date of payment to Spyglass. Any such review and/or audit will be subject to the confidentiality provisions contained in this Agreement.

7.3 Service Description / Service Level Agreement. Spyglass shall only be responsible for performing its Services in accordance with the then-current version of the Spyglass service level agreements and/or service descriptions (“SLAs”), as available from time to time on www.secureworks.com. Spyglass shall use commercially reasonable efforts to notify Reseller electronically of the availability of SLA updates. Reseller shall be responsible for regularly checking secureworks.com for SLA updates. Reseller, in its discretion, may offer Clients a co-branded SLA provided that any SLA offered by Reseller shall be substantially identical to the then-current version of the Spyglass service level agreement as provided to Reseller, as the same may be modified and updated by Spyglass at any time and from time to time, and provided further that Reseller shall provide to Spyglass a copy of such SLA for Spyglass’ review and approval, which approval will not be unreasonably withheld. For the avoidance of doubt, the SLAs reflect response times and Service levels back to the person originally initiating or escalating events and tickets in the Spyglass enterprise portal or otherwise calling a Spyglass Secure Operations Center, whether such person is an end user Client or an intermediary.

8. Continued Performance. In the event of a dispute between the Parties, except in the event of Reseller nonpayment of amounts that are not disputed in good faith and that are otherwise due and owing to Spyglass, Spyglass and Reseller agree to continue performing their respective obligations under this Agreement and the Client Agreements while a dispute is being resolved. The Parties will cooperate in good faith to promptly resolve any such dispute.

9. Term and Termination.

9.1 Term. Subject to the termination provisions of this Agreement, the initial term of this Agreement will become effective as of the Effective Date and remain in full force and effect for a period of three (3) years (“Initial Term”). This Agreement will automatically renew for additional, successive, one-year terms unless a Party provides written notice of non-renewal to the other Party at least 180 days before the end of the then-current term (each a “Renewal Term,” and together with the Initial Term, the “Term”). The Term will not alter, modify, limit or otherwise affect any terms of service that Clients may enter into in connection with the purchase of the Services hereunder.

9.2 Termination Upon Default; Insolvency. Either Party may immediately suspend performance and/or terminate this Agreement if the other Party materially breaches or defaults in performing any obligation under this Agreement and such breach or default is not cured within thirty (30) days following written notice of default. This Agreement shall terminate, effective immediately upon delivery of written notice by a Party upon: (i) breach of the confidentiality provisions set forth in this Agreement; (ii) the institution of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of debts of the other Party; (iii) the making of an assignment for the benefit of creditors by the other Party; or (iv) upon the dissolution of the other Party.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.3 Effect of Expiration and Termination.

9.3.1 Upon expiration or termination of this Agreement, all provisions of this Agreement that should reasonably be construed as surviving termination will so survive. Except as provided below, all other rights and obligations of the Parties hereunder will cease upon termination of this Agreement and all licenses hereunder to use and any actual use of any licensed Marks in connection with reselling the Services will cease immediately. Neither Party will be liable to the other for damages of any sort resulting solely from termination of this Agreement in accordance with its terms.

9.3.2 Notwithstanding the termination of this Agreement for any reason, Reseller and Spyglass will continue to provide the Services to any Client that has executed a Client Agreement (as defined below) in accordance with the terms of such agreement and this Agreement (including Support) so long as Reseller continues to pay Spyglass the amounts due to Spyglass in a timely manner. In the event Spyglass terminates this Agreement pursuant to Section 9.2 (Termination Upon Default; Insolvency), or upon expiration of the term of any Client Agreement, Spyglass may contract directly with such Client to provide any Services then-provided by Spyglass.

10. Representations, Warranties and Covenants.

10.1 Reseller’s Representations and Warranties. Reseller represents and warrants that: (i) Reseller has the right to enter into this Agreement and to perform its obligations hereunder; (ii) Reseller has obtained and will maintain any and all consents, approvals and other authorizations necessary for the performance of its obligations hereunder; and (iii) Reseller will not be in breach of any other agreement or arrangement with a third party through its performance of its obligations hereunder.

10.2 Spyglass’ Representations and Warranties. Spyglass represents and warrants that: (i) Spyglass has the right to enter into this Agreement and to perform its obligations hereunder; (ii) Spyglass has obtained and will maintain any and all consents, approvals and other authorizations necessary for the performance of its obligations hereunder; and (iii) Spyglass will not be in breach of any other agreement or arrangement with a third party through its performance of its obligations hereunder.

10.3 Performance Remedy. If the Services are not performed substantially in accordance with the SLAs, Spyglass will use reasonable commercial efforts to correct such failure so long as (i) Reseller promptly reports such failure; (ii) the failure can be verified by Spyglass; and (iii) the cause of the failure is within Spyglass’ control. Spyglass may amend the SLAs upon thirty (30) days prior notice to Reseller; provided, however, that any such amendment may not materially affect the Services then being provided to Clients.

10.4 Warranty Disclaimer. EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 10 AND ANY APPLICABLE SLA, BOTH PARTIES DISCLAIM ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, TO THE FULLEST EXTENT PERMITTED BY LAW, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NON-INFRINGEMENT OR NON-INTERFERENCE. NEITHER PARTY WILL MAKE ANY REPRESENTATIONS OR WARRANTIES ON THE OTHER PARTY’S BEHALF WITHOUT THEIR EXPRESS WRITTEN CONSENT.

11. Confidential Information. Any confidential information disclosed by either Reseller or Spyglass related to this Agreement will be governed by the terms and conditions of the Mutual Non-disclosure Agreement between SecureWorks, Inc. and Dell Inc., dated June 23, 2015 (“NDA”). Although the NDA is referred to in this Agreement, the NDA continues to be a separate and independent agreement applicable to all confidential information exchanged between Spyglass and Reseller. This Agreement may only supplement or modify the NDA terms with respect to information exchanged in connection with this Agreement and then only as to the term, definition and designation of confidential information exchanged under this Agreement.

12. Compliance with Applicable Laws.

12.1 Export and Import Controls. Reseller acknowledges that the Products and the technical data received from Spyglass in accordance with the terms hereunder are subject to United States export

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and import controls, and in the performance of its obligations, Reseller shall at all times strictly comply with all laws, regulations and orders, and agrees to commit no act which, directly or indirectly, would violate any United States or other applicable law, regulation or order, including, without limitation, tax, export and foreign exchange laws, export controls imposed by the U.S. Export Administration Act of 1979. Additionally, Reseller specifically acknowledges that Spyglass’ Products are subject to United States export controls, pursuant to the Export Administration Regulations, 15 C.F.R. Parts 730-774. Reseller shall bear all cost and expense (including but not limited to shipping, customs, license and other professional fees and expenses incurred by Spyglass) in connection with such delivery of such Product outside the United States in compliance with the laws and regulations of the United States and the destination location related to the export of technical data and products produced from such data.

12.2 Authorizations. Reseller shall, at its own expense, make, obtain, and maintain in force at all times during the term of this Agreement, all filings, registrations, reports, licenses, permits and authorizations required under applicable law, regulation or order required for Reseller to perform its obligations under this Agreement.

12.3 Corrupt Practices. Spyglass and Reseller agree to conform with the United States Foreign Corrupt Practices Act and will not offer any payment or other gift or promise, or authorize the giving of anything of value, for the purpose of influencing an act or decision of an official of any Government or of an employee of any company in order to assist Spyglass or Reseller in obtaining, retaining, or directing any business. Reseller and Reseller personnel represent and warrant that they have not and will not, in connection with this Agreement or any Client, make, offer or promise to make any payment or transfer anything of value, directly or indirectly, to any (i) governmental official or employee (including employees of government-owned and government-controlled corporations and public international organizations); (ii) political party, official of a political party, or candidate; (iii) intermediary for payment to any of the foregoing; or (iv) any other person or entity if such payment or transfer would violate the laws of the country in which made or the laws of the United States.

13. Indemnification.

13.1 Mutual Indemnification. Each Party will indemnify, defend and hold the other Party and its assignees, agents, officers and employees harmless from and against any claims, suits, proceedings, costs, liabilities, expenses (including court costs and reasonable legal fees), or damages (“Claims”) to real or tangible personal property and/or bodily injury to persons, including death, resulting from its or its employees’, Clients’ or agents’ negligence or willful misconduct arising from or related to this Agreement.

13.2 Reseller Indemnification Obligations. Reseller will defend, indemnify and hold harmless Spyglass from and against all Claims by a third party (including Clients) against Spyglass related to: (i) Reseller’s or any Client’s use of the Services in any manner other than as permitted under this Agreement; (ii) Reseller’s use of Spyglass’ Marks in any manner other than as permitted under this Agreement; (iii) Reseller’s or any Client’s marketing, promotion or sale of the Services in a manner that is not authorized or permitted under this Agreement; (iv) any failure by Reseller to get the Flow Through Terms into the Customer Agreement (this clause (iv) indemnification obligation, the “Flow Through Obligation”); or (v) Reseller’s or any Client’s unauthorized modification of the MSS Services, Software or Documentation or unauthorized combination of the MSS Services, Software and Documentation with any hardware, software, products, data or other materials not specified or provided by Spyglass.

13.3 Spyglass Indemnification Obligations. Spyglass will defend, indemnify and hold harmless Reseller from and against all Claims by a third party against Reseller arising from or relating to: (i) any claims or allegations that the Services as provided by Spyglass infringe any valid patent, copyright, trade secret, or other intellectual property right of a third party enforceable in the country(ies) in which the Services are performed; or (ii) Spyglass’ use of Reseller’s Marks in a manner not permitted under this Agreement. Notwithstanding the foregoing, Spyglass will have no obligation to indemnify Reseller to the extent a Claim arises from or relates to: (x) equipment, software or services not provided by Spyglass; or (y) modifications to the MSS Services, the Professional Services Software or Documentation made by or at the direction of Reseller or a Client.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.4 Indemnification Procedures.

13.4.1 With respect to any indemnification claim, the indemnified Party will (i) promptly (and in any event no later than ten (10) working days of becoming aware of such claim, provided that the failure to so notify within ten (10) working days will not remove the indemnifying Party’s obligation hereunder except to the extent it is prejudiced thereby) notify the other Party, in writing, of the suit, claim or proceeding or a threat of suit, claim or proceeding; (ii) at the indemnifying Party’s reasonable request and expense, provide the indemnifying Party with reasonable assistance for the defense of the suit, claim or proceeding; and (iii) defer to indemnifying Party to have sole control of the defense of any claim and all negotiations for settlement or compromise, except that the indemnifying Party will not settle or compromise any claim without the prior written consent of the indemnified Party.

13.4.2 If a claim of infringement under Section 13.3 occurs, or if Spyglass determines that a claim is likely to occur, Spyglass will have the right, in its sole discretion, to either: (i) procure for Reseller, at no additional cost to Reseller, the right or license to continue to use the infringing material, free of the infringement claim; or (ii) replace or modify the infringing material to make it non-infringing. If these remedies are not reasonably available to Spyglass, Spyglass may, at its option, terminate this Agreement without any additional liability hereunder.

13.4.3 THE PROVISIONS OF THIS SECTION 13 STATE THE SOLE AND EXCLUSIVE OBLIGATIONS AND LIMITATION OF LIABILITY OF SPYGLASS FOR ANY PATENT, COPYRIGHT, TRADEMARK, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHTS INFRINGEMENT AND ARE IN LIEU OF ANY WARRANTIES OF NON-INFRINGEMENT, ALL OF WHICH ARE DISCLAIMED.

14. Limitation of Liability. EXCEPT FOR RESELLER’S FLOW THROUGH OBLIGATION, AN UNAUTHORIZED DISCLOSURE OF CONFIDENTIAL INFORMATION (FOR AVOIDANCE OF DOUBT, A THIRD-PARTY HACK SHALL NOT BE CONSIDERED AN UNAUTHORIZED DISCLOSURE OF CONFIDENTIAL INFORMATION BY A PARTY FOR PURPOSES OF THIS SECTION), OR INFRINGEMENT/MISAPPROPRIATION OF INTELLECTUAL PROPERTY, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY (INCLUDING ANY CLIENT OF RESELLER) FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION AND THE LIKE, DAMAGES FOR LOSS OF DATA RESULTING FROM DELAYS, NON-DELIVERIES OR SERVICE INTERRUPTIONS, ARISING OUT OF THIS AGREEMENT, EVEN IN THE EVENT OF FAULT, TORT, STRICT LIABILITY, OR BREACH OF WARRANTY AND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR AN UNAUTHORIZED DISCLOSURE OF CONFIDENTIAL INFORMATION (FOR AVOIDANCE OF DOUBT, A THIRD-PARTY HACK SHALL NOT BE CONSIDERED AN UNAUTHORIZED DISCLOSURE OF CONFIDENTIAL INFORMATION BY A PARTY FOR PURPOSES OF THIS SECTION) OR INFRINGEMENT/MISAPPROPRIATION OF INTELLECTUAL PROPERTY, EACH PARTY’S LIABILITY FOR ALL CLAIMS ARISING OUT OF THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE, OTHER THAN SPYGLASS CLAIMS RELATED TO RESELLER’S FLOW THROUGH OBLIGATION, SHALL BE LIMITED TO THE AMOUNT OF FEES PAID BY RESELLER TO SPYGLASS UNDER THIS AGREEMENT DURING THE TWELVE MONTHS PRECEDING THE CLAIM. RESELLER’S LIABILITY FOR SPYGLASS CLAIMS RELATED TO RESELLER’S FLOW THROUGH OBLIGATION SHALL BE LIMITED TO THE AMOUNT OF FEES PAID BY RESELLER TO SPYGLASS UNDER THIS AGREEMENT DURING THE TWENTY-FOUR MONTHS PRECEDING SUCH CLAIM.

15. Notices. Notices under this Agreement will be in writing and delivered by certified mail, return receipt requested, to the persons whose names and business addresses appear below and such notice will be effective on the date of receipt or refusal thereof by the receiving Party:

If to Reseller:	Dell Inc.
One Dell Way
Round Rock, Texas 78682
Attn: Legal Department

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

If to Spyglass:	SecureWorks, Inc.
One Concourse Parkway, Suite 500
Atlanta, GA 30328
Attn: Legal Department

Any Party may change its address and point of contact by notifying the other Party in accordance with this Article.

16. General Provisions.

16.1 Force Majeure. In no event will a Party have any claim or right against the other Party for any failure of performance due to causes beyond its control, including but not limited to: acts of God, fire, explosion, vandalism, cable cut, storm, flood or other similar occurrences; any law, order regulation, direction, action or request of the United States Government, or of any other government, including state and local governments having or claiming jurisdiction over a Party or of any department, agency, commission, bureau, corporation, or other instrumentality of any federal, state, or local government, or of any civil or military authority; national emergencies; unavailability of materials or rights-of-way; insurrections; riots; terrorism; wars; or strikes, lock-outs, work stoppages, or other labor difficulties, supplier failures, shortages, breaches or delays.

16.2 Miscellaneous. This Agreement and any Schedules hereto constitute the sole and entire Agreement between Reseller and Spyglass with respect to the subject matter hereof and supersede all prior agreements, as amended (the “Prior Agreement”), discussions, representations and understandings, including but not limited to any and all agreements Reseller may have entered into that were assigned to and assumed by Spyglass. This Agreement is made pursuant to and will be construed and enforced in accordance with the laws of the State of Texas without regard to its choice of law and/or conflict of laws principles. The Parties expressly agree this Agreement shall not be governed by the U.N. Convention on Contracts for the International Sale of Goods. All fees, payments and amounts stated hereunder and amounts payable shall be in US Dollars or in the applicable local currency for Reseller entities located outside the United States. Spyglass’s obligation to accept new Clients from Reseller shall be subject to such reasonable credit limits as Spyglass may determine from time to time in its reasonable discretion. The terms of this Agreement will control in the event of any inconsistency with the terms of any Schedule hereto. No subsequent agreement among the Parties concerning the Services will be effective or binding unless it is made in writing and executed by authorized representatives of the Parties. Electronic Mail will in no way be considered a “writing” sufficient to change, modify, extend or otherwise affect the terms of the Agreement. No failure of either Party to exercise or enforce any of its rights under this Agreement will act as a waiver of subsequent breaches, and the waiver of any breach will not act as a waiver of subsequent breaches. The headings used in this Agreement will be for the convenience of the Parties only and will not be considered in interpreting or applying the provisions of this Agreement. This Agreement is solely for the benefit of the Parties and their successors and permitted assigns, and, except as expressly provided herein or in any Schedule hereto, does not confer any rights or remedies on any other person or entity, including but not limited to any Clients. This Agreement may not be assigned by either Party, by operation of law or otherwise, without the prior written consent of the other Party, provided that either Party may freely assign this Agreement in connection with a merger, corporate reorganization or sale of all or substantially all of its assets, stock or securities by a Party. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and such counterparts together will constitute one instrument. This Agreement may be executed by facsimile transmission of signature pages, and the Parties will endeavor to promptly deliver executed originals thereafter. The Parties agree to execute such additional documents as may be necessary or desirable for the other Party to enforce its rights hereunder or otherwise to effectuate the purposes of this Agreement. In the event any provision of this Agreement is held by a court or other tribunal of competent jurisdiction to be void, unenforceable and/or otherwise unlawful, that provision will be enforced to the maximum extent permissible under applicable law, and the other provisions of this Agreement will remain in full force and effect. The Parties further agree that in the event such provision is an essential part of this Agreement, they will negotiate in good faith with the aim of agreeing to a suitable replacement provision. Except as otherwise expressly provided herein, where agreement, approval, consent, or similar action by either Party is required under this Agreement, such action will not be unreasonably delayed or withheld.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the undersigned has executed this Reseller Agreement, as of the date first set forth above.

Dell Inc.

/s/ Janet B. Wright

Janet B. Wright

Vice President & Asst. Secretary

SecureWorks, Inc.

/s/ Michael R. Cote

Michael R. Cote

President & Chief Executive Officer

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule A

Services

Services include but are not limited to:

Management Services:

•	Managed Firewall

•	Managed IDS/IPS – 3rd Party

•	Managed IDS/IPS - iSensor

•	Managed Log Retention

•	Email Encryption

•	Managed Host IPS

Monitoring Services:

•	Security Event Monitoring

Self- and Subscription Services:

•	Security Information Management (SIM) On-Demand

•	Vulnerability Scanning (aka VA)

•	Threat Intelligence

•	Compliance Central

Spyglass may make available additional Services from time to time. These Services, together with the applicable SLAs, will be listed on the partner portal at www.secureworks.com

Professional Services include but are not limited to:

Compliance and Certification Services

•	ISO 27001/17799 Compliance

•	PCI Compliance

•	GLBA Compliance

•	HIPAA Compliance

•	CIP Compliance

•	SOX IT Control Documentation

•	Credit Bureau Certification

Testing and Assessment Services

•	Enterprise Risk Assessment and Analysis

•	Authentication and Authorization Security Assessment

•	COBIT Assessment

•	General Controls Testing

•	Vulnerability Assessments

•	Penetration Testing

•	End User Penetration Testing

•	Web Application Testing

•	Secure Code Audits

•	Network Security Assessment

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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•	System Testing

•	3rd Party Diligence

•	Physical Security Assessment

•	Wireless Assessment

•	Social Engineering

•	War dialing

Program Development and Governance Services

•	Red Flags Program Development

•	Business Impact Analysis

•	Corporate Information Security Program Development

•	Policies, Standards, and Security Baseline Development

•	Security Awareness Program Development and Training

•	Vendor Management Program Development

•	Merger and Acquisition IT Controls Diligence

•	Incident Response Program Development

•	Internal Audit Support

Incident Response Services

•	Response Planning & Analysis

•	Emergency Response

•	Incident Handling Services

•	Forensic Investigation

•	Malicious Code Analysis

•	Response Testing & Capability Analysis

•	Retainer Services

•	Phishing Takedown

Architecture Services

•	Enterprise Security Architecture and Standards Development

•	Identity and Access Management Architecture

•	Wireless and Mobility Architecture

•	Network Security Architecture

•	Remote Access

Spyglass may make available additional Services from time to time. These Services will be listed on the partner portal at www.secureworks.com.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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